EXHIBIT 99.1

     Wells Fargo & Company 1996 Employee Stock Purchase Plan





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                      WELLS FARGO & COMPANY

                1996 EMPLOYEE STOCK PURCHASE PLAN


1.  Purpose

                    The Wells Fargo & Company 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of Wells Fargo & Company (the "Company") for eligible employees of the Company and such other companies ("Participating Companies") as the Committee (as defined below) shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation," as defined in Section 424(e) and (f) of the Internal Revenue Code of 1986 (the "Code"), on the first day of the relevant period determined in accordance with Section 4 (the "Option Period"). It is further intended that the Plan shall qualify as an "employee stock purchase plan," as defined in
Section 423 of the Code, but shall permit offerings that do not qualify under Section 423.

2.  Administration

                    The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. The Committee may delegate part or all of its obligations and authority hereunder to one or more employees or directors of the Company or a parent or subsidiary company, in which case the term "Committee" shall relate to such delegate. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3.  Effective Date and Term of Plan

                      (a)    No Option Period shall commence  and
no options shall be granted under the Plan until the Plan has been approved by the Company's shareholders. If shareholder approval is not obtained within 12 months after the date of the Board's adoption of the Plan, then the Plan shall terminate.

                      (b)    Unless terminated under Section 3(a)
above, the Plan shall terminate at such time as the Committee shall designate, but in no event shall the Plan continue beyond the date on which all shares available for issuance under the Plan shall have been issued.






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4.  Option Periods

                      The  Plan  shall  have  one or more  Option
Periods. The existence and the first day of any Option Period shall be determined by the Committee. Each Option Period shall run for a period specified by the Committee not to exceed 27 months, and the Committee shall designate the final day of each Option Period so as to facilitate administration of the Plan. Option Periods need not be of the same length and may run successively or concurrently, in whole or in part.

5.  Eligibility and Participation

                      Each employee of the Company or any of the Participating Companies shall be eligible to participate in the Plan during an Option Period except (i) employees who have not completed an introductory period of employment of three months (or such other minimum period of service as may be specified by the Committee) as of the initial date of that Option Period (including service with the Company, a Participating Company or an acquired employer that is credited for purposes of determining eligibility under the Company's qualified retirement plan), (ii) any one or more employees excluded in the sole discretion of the Committee who are members of that classification of employees described in Code Section 423(b)(4), and (iii) at the discretion of the Committee in the case of an offering that is not intended to qualify under Section 423 of the Code, any employee not compensated on a salaried or full-commission basis or such other class of employees as the Committee may specify. All eligible employees may become participants with respect to an Option Period by executing such instruments as the Committee may specify and delivering them to such persons and at such time as the Committee may specify.

6.  Stock

                      The stock subject to the Plan shall be shares of the Common Stock of the Company which are authorized but unissued or which have been reacquired. In connection with the sale of shares under the Plan, the Company may repurchase shares of Common Stock in the open market or otherwise. The aggregate amount of stock which may be sold pursuant to the Plan shall not exceed 750,000 shares (subject to adjustment as provided in Section 8).

7.  Options

                     Options shall be granted in such form as the Committee may from time to time approve, and shall conform to the following terms and conditions:

                      (a)    Option Price.  The option price shall
    be not less than the lower of

                             (1)   a  specified  percentage  (not
                                   less than 85  percent)  of the
                                   fair   market   value  of  the
                                   Company's  Common Stock on the
                                   first day of the Option Period
                                   or




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                             (2)   a  specified  percentage  (not
                                   less than 85  percent)  of the
                                   fair   market   value  of  the
                                   Company's  Common Stock on the
                                   last day of the Option Period

    as determined by the Committee prior to the commencement of an Option Period (the "Applicable Percentages"). For purposes of the Plan the fair market value of the Company's Common Stock on any day shall be the average of the closing prices as recorded by the New York Stock Exchange Composite Tape for the five preceding trading days.

                      (b) Payment. Payment for Common Stock to be
    purchased under the Plan shall be solely from amounts collected from participants in such manner and at such time as the Committee shall decide, plus interest at a rate determined by the Committee. The maximum amount which may be applied to the purchase of Common Stock under the Plan may not exceed a stated percentage of a participant's benefits compensation (not to exceed 15 percent) calculated as of a certain day for each Option Period, as specified by the Committee. The Committee may exclude or average certain items of compensation including, but not limited to, certain incentive compensation, bonuses, overtime pay, deferred compensation or contributions or benefits under any employee benefit plan.

                      (c) Number of Shares. On the first day of any Option Period, a participant shall be granted an option to purchase up to a fixed number of shares of Common Stock determined as of such date by dividing the total amount estimated to be collected pursuant to Section 7(b) (including estimated interest thereon) by 100 percent of the fair market value of the Company's Common Stock on the first day of the Option Period and multiplying the result by a constant number, not to exceed one and one-half, specified by the Committee for such Option Period. If the total number of shares of Common Stock for which options are to be granted on any date in accordance with the terms of the Plan exceed the number of shares then remaining available under the Plan
    (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

                      (d) Termination of Employment. If, prior to the end of an Option Period, a participant ceases to be employed by the Company or a Participating Company for any reason, including death or retirement, the participant's option shall terminate, and any amounts collected from the participant, together with interest thereon, shall be paid to the participant or the participant's personal representative.

                      (e)  Termination  of Option.  A participant
    may, during an Option Period, terminate his or her option, by giving written notice, in such manner and at such time as the Committee may specify, and any amounts collected from the participant,




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    together  with  interest  thereon,   shall  be  paid  to  the
    participant and no further amounts will be collected during the Option Period. However, a participant may irrevocably elect to participate in an Option Period and may agree to
    additional   conditions   to   withdrawal  if  necessary  for
    regulatory purposes, subject to the termination of employment provisions in Section 7(d).

                      (f) Change in  Status.  The  Committee  may
    determine on a uniform basis with respect to any Option Period whether a participant who is on a leave of absence or on salary continuation or who experiences a significant reduction in pay beyond the participant's control or converts from a salaried to an hourly position will be deemed to have terminated employment after a specified period for purposes of Section 7(d) or under what circumstances such a participant may continue his or her option in effect during such Option Period.

                      (g)    Exercise.   Each  option   shall  be
    exercised automatically on the last day of the Option Period, unless the option has been previously terminated pursuant to
    Section 7(d) or 7(e). Any balance in the participant's account (including interest) shall be promptly paid to the participant.

                      (h)   Assignability. Options under the Plan
    shall not be assignable or transferable by the participant and shall be exercisable only by the participant.

                      (i) Rights as Shareholder. A participant shall have no rights as a shareholder with respect to shares covered by any option granted under the Plan until the option is exercised. No adjustments will be made for dividends or other rights for which the record date is prior to the date of exercise.

                      (j) Accrual Limitations.  No option that is
    granted under the Plan shall permit the rights of a participant to purchase stock under this Plan and all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or its "subsidiary corporations" (as defined in Section 424(f) of the Code) to accrue at a rate, specified by the Committee (not to exceed $15,000 of fair market value of such stock determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The Committee shall specify at the beginning of each Option Period whether the offering for such Option Period is intended to qualify under Section 423 of the Code. No option shall be granted to an employee if the employee would own (within the meaning of Section 424(d) of the Code), or hold outstanding options to purchase, immediately after the grant, stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations.

                      (k)  Other Provisions.  Options may contain
    terms, not inconsistent with the Plan, as the Committee deems advisable.




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8.  Capital Adjustments

                      If any  change is made  in the Common Stock
subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan, and the number of shares and price per share of stock subject to outstanding options.

9.  Amendments

                     The Board or Committee may from time to time alter, amend, suspend, or discontinue the Plan at any time not subject to options; provided, however, that no such action may, without the approval of shareholders of the Company, (i) increase the number of shares subject to the Plan (unless necessary to effect the adjustments required under Section 8), (ii) unless the Committee determines thereafter to grant only offerings that do not qualify under Section 423 of the Code, change the class of companies eligible to become Participating Companies or (iii) make any other change with respect to which the Board or Committee determines that shareholder approval is required by applicable law or regulatory standards.

10.  No Employment Obligation

                      Nothing  contained  in the  Plan (or in any
option granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Company or an affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of an option or to terminate such employee's employment at any time, with or without cause, but nothing contained herein or in any option shall affect any contractual rights of an employee pursuant to a written employment agreement.


11.  Use of Proceeds

                      The cash proceeds received by the Company from the issuance of shares pursuant to options under the Plan shall be used for general corporate purposes.

12. Regulatory Approvals

                     The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it or the Common Stock issued pursuant to it.




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13. Governing Law

                      To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.


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     WELLS FARGO & COMPANY 1996 EMPLOYEE STOCK PURCHASE PLAN
                        AMENDMENT NUMBER 1



The Wells Fargo & Company 1996 Employee  Stock Purchase Plan (the
"Plan") is hereby amended pursuant to Section 9 of the Plan, effective for all options granted under the Plan on or after August 1, 1996.

1. Section 7(b) is amended to clarify that the maximum amount which may be applied to the purchase of Common Stock under the Plan may not exceed the lower of

           (1) a stated percentage of a participant's benefits compensation (not to exceed 15 percent) or

           (2)  $15,000.

2. Section 7(j) is amended to clarify that shares may accrue at a rate, specified by the Committee (not to exceed $25,000 of fair market value of such stock determined at the time such option is granted) for each calendar year in which such option is outstanding.

3. Except to the extent specifically modified by this Plan amendment, all the terms and conditions of the Plan, shall continue in full force and effect.

IN WITNESS WHEREOF, Wells Fargo & Company has caused its authorized officer to execute this amendment in its name and on its behalf.



                         WELLS FARGO & COMPANY


                         By:
                              Patricia R. Callahan
                              Executive Vice President and Personnel Director